EXHIBIT D

MORTGAGE, SECURITY AGREEMENT,
FIXTURE FILING AND FINANCING STATEMENT

     This Mortgage, Security Agreement, Fixture Filing and Financing Statement (the “Mortgage”) is made and entered into as of December 21, 2007 by Santa Fe Gold Corporation, a Delaware corporation, (“Mortgagor”) to Sulane Holdings, Inc., a BVI limited partnership (“Mortgagee”):

A.	Recitals.

     1.      Mortgagor is indebted to Mortgagee up to Thirteen Million Five Hundred Thousand Dollars ($13,500,000), as evidenced by the series of 7% Senior Secured Convertible Debentures pursuant to that certain Securities Purchase Agreement dated December 15, 2007 between Mortgagor and Mortgagee in the form attached hereto as Exhibit G, together with interest on the outstanding principal sum with principal and interest being payable as more specifically set forth in the Debentures.

     2.      Mortgagor and Mortgagee intend that payment of the Debentures described in Recital A.1, and of all extensions, renewals and modifications thereof (collectively the “Debentures”), be secured by this Mortgage.

     3.      All capitalized terms used but not defined herein shall have the meaning set forth in the Securities Purchase Agreement between Mortgagor and Mortgagee, dated December 21, 2007 (the “Securities Purchase Agreement”) and in the Debentures.

B.	Granting Clause.

     To secure the payment of the principal, interest, and all obligations of Mortgagor under the Debentures, and to secure the performance by Mortgagor of the terms, covenants, agreements and conditions contained in the Securities Purchase Agreement and this Mortgage (collectively, the “Obligations”) up to and including at any one time the maximum amount of $26,000,000 Mortgagor does hereby grant and mortgage unto Mortgagee, its successors and assigns, the real estate and grant a security interest in the personal property in Grant and Hidalgo Counties, New Mexico described in Exhibits A through F, attached hereto, which as-extracted collateral from the properties described on Exhibit A and Exhibit B and fixtures (collectively, the “Collateral”) wherever located, whether now owned or existing or hereafter acquired, arising, or existing and all proceeds, products, additions to, substitutions and replacements for, and accessions of, any and all Collateral with mortgage covenants and upon the statutory mortgage condition for the breach of which it is subject to foreclosure as provided by law.

     All obligations evidenced by this Mortgage are subordinated to all Senior Indebtedness pursuant to Section 7 of each of the Debentures.

ARTICLE I

WARRANTIES OF MORTGAGOR

     Mortgagor hereby warrants to and covenants with Mortgagee, its successors and assigns, that:

     1.1      Mortgagor has the full right and authority to execute and deliver to Mortgagee this Mortgage.

     1.2      Mortgagor has taken all action required by law or otherwise necessary to make this Mortgage valid, binding, and legal obligations of Mortgagor.

     1.3      The lien and security interest created by this Mortgage are and will be kept a first lien and security interest upon the Collateral, subject only to the Senior Indebtedness pursuant to Section 7 of each of the Debentures, and Mortgagor will forever warrant and defend the same to Mortgagee, its successors and assigns, against any and all claims whatever.

ARTICLE II

COVENANTS OF MORTGAGOR

     Mortgagor does hereby covenant and agree with Mortgagee, its successors and assigns, as follows:

     2.1      Payment. Mortgagor shall pay the principal and interest under the Debentures hereby secured, when and as the same shall become due and payable in accordance with the terms thereof, and shall perform and observe all of the terms, covenants and conditions to be performed or observed by Mortgagor in the Debentures or in this Mortgage.

     2.2.      Negative Covenants. Except for (i) the Senior Indebtedness pursuant to Section 7 of each of the Debentures and (ii) liens or encumbrances inferior to the lien of the Mortgage securing payment of indebtedness the proceeds of which are used for betterment of the Collateral, or of any structures, improvements, equipment or fixtures thereon, Mortgagor will not, directly or indirectly, without the prior written consent of Mortgagee create or permit to exist, any other lien or encumbrance upon the Collateral or any part thereof or any interest therein other than the Mortgage lien of Mortgagee created by this Mortgage.

     2.3.      Affirmative Covenants.

               Subordination. All obligations under this Mortgage are subordinated to all Senior Indebtedness, to the extent and in the manner hereinafter set forth, in right of payment to the prior payment in full of all Mortgagor’s Senior Indebtedness. As used herein, “Senior Indebtedness” means the principal of and unpaid accrued interest on all current and future debt of Mortgagor (i) that is evidenced by one or more outstanding convertible debentures, and that may be issued in connection with additional investment rights issued in private placements completed on March 21, 2006, and September 6, 2006, respectively, as described in the Mortgagor’s Registration Statement on Form SB-2, SEC Registration No. 333-141558 and (ii) in the event that Mortgagee should fail to purchase the Debentures and Warrants as set forth in the Funding Schedule, all indebtedness that may be incurred by Mortgagor for working capital and capital expenditures relating to completion of the Summit Project.

               Incorporation of Covenants from Securities Purchase Agreement. The Covenants set forth in Section 4 (a) through (w) are hereby incorporated by reference as if set forth in full herein.

ARTICLE III

EVENTS OF DEFAULT: REMEDIES

     3.1      Events of Default; Acceleration. If any one or more of the following events (hereinafter defined and designated as “Events of Default”) shall occur:

     (a)      failure to make any payment as and when due under the terms of the Debentures, or payment of any other sum due under this Mortgage when due and payable and such failure continues for ten (10) days after written notice thereof to Mortgagor; or

     (b)      any warranty or representation made by Mortgagor in the Debentures, this Mortgage, or in any statement or certificate furnished pursuant to any of the foregoing, shall be false, materially misleading or inaccurate and such continues for a period of thirty (30) days after written notice thereof to Mortgagor provided, however, if any such default is of a nature that cannot be remedied or cured within the thirty (30) day period, Mortgagor may have such additional time as is reasonably necessary to remedy or cure the default if Mortgagor commences to remedy or cure such default within the thirty (30) day period and thereafter continues with due diligence to remedy or cure the same; or

     (c)      failure in the due observance or performance of any other covenant, condition, or agreement on the part of Mortgagor to be observed or performed pursuant to the provisions of the Debentures or this Mortgage and such failure continues for a period of thirty (30) days after written notice thereof to Mortgagor; provided, however, if any such default is of a nature that cannot be remedied or cured within the thirty (30) day period, Mortgagor may have such additional time as is reasonably necessary to remedy or cure the default if Mortgagor commences to remedy or cure such default within the thirty (30) day period and thereafter continues with due diligence to remedy or cure the same; or

     (d)      any judgment shall be recovered against Mortgagor or any attachment or other court process shall issue, which shall become or create a lien upon the Collateral or any part thereof and such judgment, attachment or other court process shall not be discharged or effectually secured or execution thereon stayed within sixty (60) days from the entry thereof;

then and in any such case, Mortgagee may declare the then outstanding principal of the Debentures to be forthwith due and payable, and upon such declaration, the principal, together with interest accrued thereon, shall become due and payable forthwith at the place of payment specified in the Debentures, anything in this Mortgage or in the Debentures to the contrary notwithstanding. In addition, Mortgagee may proceed to protect and enforce its rights under the Debentures and the Mortgage by foreclosure proceedings as against all or any part of the Collateral.

     3.2      Receiver. At any time after an Event of Default, Mortgagee shall be entitled, as a matter of right, without notice and without either Mortgagee or the Receiver giving bond or other security and without regard to the solvency or insolvency of Mortgagor or any person liable for any indebtedness hereby secured or to the value of the Collateral, to have a receiver appointed for all or any part of the Collateral and to collect the income, issues, profits, royalties and revenues thereof with such powers as the court making such appointment shall confer, and Mortgagor does hereby irrevocably consent to such appointment.

     3.3      Possession by Mortgagee. At any time after an Event of Default, Mortgagee, either itself or by its agents or attorneys, may, in its discretion, enter upon and take possession of the Collateral, or any part or parts thereof, and may exclude Mortgagor and its agents and employees wholly therefrom, and having and holding the same, and may use, operate, manage, and control the Collateral or any part thereof, and conduct the business thereof, either personally or by agents, employees and attorneys, and may maintain and restore and may insure and keep insured, the structures, improvements, fixtures, and other property, real and personal, comprising the Collateral. After paying the expense of operating the Collateral, including a reasonable commission, Mortgagee shall apply the monies arising therefrom to the amount then due on the Debenture.

     3.4      Foreclosure and Sale. At any time after an Event of Default, Mortgagee may institute an action in any court of competent jurisdiction to judicially foreclose the lien of this Mortgage in a manner as provided by law and cause to be sold to the highest bidder all or any part of the Collateral, and all right, title, interest, claim and demand therein in one lot as an entirety, or in separate lots, as Mortgagee may elect, and in one sale or in any number of separate sales, held at one time or at any number of times.

     3.5      Purchase by Mortgagee. At any sale of the Collateral pursuant to any judgment or decree of any court in connection with the enforcement of any of the terms of this Mortgage, Mortgagee, its successors or assigns, may become the purchaser, and if Mortgagee, its successors or assigns is a purchaser at such sale, it shall be entitled to use and apply all or any portion of the judgment or decree entered in its favor in the foreclosure action in settlement or payment of all or any portion of the purchase price of the property so purchased.

     3.6      Payment of Other Expenses. If Mortgagee commences any proceeding to foreclose this Mortgage or any other appropriate proceeding to enforce its rights under the Debenture or this Mortgage, Mortgagor covenants and agrees to pay to Mortgagee all costs and expenses (including reasonable attorneys' fees) paid or incurred by Mortgagee in connection therewith, which costs and expenses may be included in any judgment in Mortgagee's favor in any such suit, action or proceeding.

     3.7      Redemption Period. If this Mortgage is foreclosed, the redemption period after judicial sale shall be one (1) month in lieu of nine (9) months.

     3.8      Remedies Cumulative. No remedy herein conferred upon or otherwise available to Mortgagee is intended to be or shall be construed to be exclusive of any other remedy or remedies; but each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder and under this Mortgage and now or hereafter existing at law or in equity or by statute. No delay or omission to exercise any right or power accruing upon any default shall impair any such right or power, or shall be construed to be a waiver of any such default, or an acquiescence therein; nor shall the giving, taking or enforcement against any other or additional security, collateral or guaranty for the payment of the indebtedness secured under this Mortgage operate to prejudice, waive or affect the security of this Mortgage or any rights, powers or remedies hereunder; nor shall Mortgagee be required to first look to, enforce, or exhaust any such other or additional security, collateral, or guaranty.

     3.9      Indulgence by Mortgagee. If Mortgagee (a) grants any extension of time or forbearance with respect to the payment of any indebtedness secured by this Mortgage; (b) takes other or additional security for the payment thereof; (c) waives or fails to exercise any right granted herein or under the Debentures or this Mortgage; (d) grants any release, with or without consideration, of the whole or any part of the security held for the payment of the Obligations or the release of any person liable for payment of such debt; (e) amends or modifies in any respect any of the terms and provisions hereof or of the Debenture (including substitution of another) or of this Mortgage; then and in any such event, such act or omission to act shall not, unless otherwise agreed in writing by Mortgagee, release Mortgagor under any covenant of the Debentures or this Mortgage, nor preclude Mortgagee from exercising any right, power, or privilege herein granted or intended to be granted in the event of any other default then made or any subsequent default or Event of Default, and without in any way impairing or affecting the lien or priority of this Mortgage.

     3.10    Application of Proceeds. The proceeds of any sale or sales of the Collateral or any part thereof pursuant to this Article III shall be applied in the following order:

          (a)      To the payment of all costs of the sale and the foreclosure proceedings, including attorneys' fees and the cost of title searches, abstracts, and surveys;

          (b)      To the payment of all other expenses of Mortgagee, including all monies expended by Mortgagee and all other amounts payable by Mortgagor to Mortgagee hereunder, with interest thereon; and all taxes, assessments or liens superior to the lien thereof;

          (c)      To the payment of the principal and interest on the Debentures;

          (d)      To the payment of any other sums owed by Mortgagor to Mortgagee; and

          (e)      To the payment of the surplus, if any, to Mortgagor or to whomsoever shall be entitled thereto.

     3.11      Abandonment of Proceedings. If Mortgagee shall have proceeded to enforce any right under this Mortgage by foreclosure, sale, entry or otherwise, and such proceedings shall have been discontinued or abandoned for any reason then, and in every such case, Mortgagor and Mortgagee shall be restored to their former positions and rights hereunder with respect to the Collateral subject to the lien hereof.

ARTICLE IV

CONDEMNATION; RELEASES

     4.1      Condemnation. If all or any part of the Collateral is damaged, taken, or acquired, either temporarily or permanently, in any condemnation proceeding, by exercise of the right of eminent domain, by sale in lieu of condemnation or eminent domain, then the amount of any award or other payment for such taking or damages made in consideration thereof, to the extent of the full amount of the then-remaining unpaid indebtedness secured hereby, is hereby assigned to Mortgagee, who is empowered to collect and receive the same and to give proper receipts therefore in the name of Mortgagor, and the same shall be paid forthwith to Mortgagee. Mortgagor shall nevertheless be empowered to contest any such condemnation proceeding, and should Mortgagor make such contest, Mortgagee's right to the award shall only be enforceable following a final, non-appealable court order.

     4.2      Satisfaction of Mortgage. Whenever Mortgagor shall pay or cause to be paid the entire principal and interest due and to become due upon the Debentures, and shall have performed and observed all of the terms, covenants, and conditions by it to be performed or observed under the Debentures and this Mortgage, then and in such event Mortgagee shall forthwith execute and deliver to Mortgagor an appropriate instrument of release.

ARTICLE V

SECURITY AGREEMENT; FIXTURE FILING

     5.1      Creation of a Security Interest. This Mortgage shall be self-operative and shall constitute a security agreement pursuant to the provisions of the New Mexico UCC with respect to the Collateral that constitutes personal property under the New Mexico UCC. Upon Default, the Mortgagee shall have the rights and remedies of a secured party under the New Mexico UCC as well as all other rights and remedies available under this Mortgage and at law or in equity, and, at the Mortgagee’s option, the Mortgagee may also invoke the remedies provided elsewhere in this Mortgage as to such Collateral. The Mortgagor and the Mortgagee agree that the rights granted to the Mortgagee as secured party under this Article 5 are in addition to rather than a limitation on any of the Mortgagee’s other rights under this Mortgage with respect to the Collateral.

     5.2      Filing Authorization. The Mortgagor irrevocably authorizes the Mortgagee to file, in the appropriate locations for filings of UCC financing statements in any jurisdictions as the Mortgagee in good faith deems appropriate, such financing statements and amendments as the Mortgagee may require in order to perfect or continue this security interest, or in order to prevent any filed financing statement from becoming misleading or from losing its perfected status.

     5.3      Fixture Filing. This Mortgage constitutes a financing statement filed as a fixture filing with the County Clerks of Grant and Hidalgo Counties, New Mexico with respect to any and all fixtures comprising Collateral. The “debtor” is Santa Fe Gold Corporation, a Delaware corporation, the “secured party” is Sulane Holdings, Inc, the collateral is as described in Exhibits A through F and the granting clause of this Mortgage, and the addresses of the debtor and secured party are the addresses stated in Section 6.2 of this Mortgage for Notices to such parties. The owner of record of the real property comprising the Collateral is the Mortgagor.

ARTICLE 6
MISCELLANEOUS

     6.1      Severability. If any term, covenant, or condition of the Debentures or this Mortgage, or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of the Debentures, and the Mortgage, and the application of such term, covenant, or condition to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term, covenant, or condition of the Debentures and the Mortgage shall be valid and be enforced to the fullest extent permitted by law.

     6.2      Notices. “Notice” means any notice, demand, request, or other communication or document to be provided under this Mortgage to a party. The notice shall be in writing and shall be given to the party at its address or telecopy number set forth below or at such other address or telecopy number as the party may later specify for that purpose by notice to the other party. Each notice shall, for all purposes, be deemed given and received: (a) if given by telecopy, when the telecopy is transmitted to the party's telecopy number specified below and confirmation of complete receipt is received by that transmitting party during normal business hours or on the next business day if not confirmed during normal business hours; (b) if hand delivered to a party against receipted copy, when the copy of the notice is receipted; (c) if given by a nationally recognized and reputable overnight delivery service, the day on which the notice is actually received by the party; or (d) if given by any other means or if given by certified mail, return receipt requested, postage prepaid, two (2) business days after it is posted with the United States Postal Service, at the address of the party specified below:

Mortgagor:
Santa Fe Gold Corporation
11128 Pennsylvania NE, Suite 200,
Albuquerque, NM 87110
Attention: W. Pierce Carson
Telephone: (505) 255-4852
Facsimile: (505) 255-4851

Mortgagee:
Sulane Holdings, Inc.
P.O. Box 414
CH-1630 Bulle, Switzerland

With a copy to:

Karen C. Wiedemann
Fried, Frank, Harris, Shriver & Jacobson (London) LLP
99 City Road
London EC1Y 1AX
Telephone:: +44 20 7972 9624
Facsimile: +44 20 7972 9602

     6.3      Waivers by Mortgagor. Except as otherwise provided herein and to the fullest extent permitted by applicable law, Mortgagor, for itself, its successors and assigns, and each and every person with any interest in the Collateral, or any part thereof, whether now owned or hereafter acquired, hereby waives, with respect to the indebtedness secured hereby, notice of maturity, demand, presentment for payment, diligence in collection, and notice of nonpayment and protest; hereby consents and agrees to any extension of time, whether one or more, for the payment thereof and/or to any and all renewals thereof.

     6.4      Applicable Law. This Mortgage shall be interpreted in accordance with and, in all respects, governed by the internal laws of the State of New Mexico.

     6.5      Expenses of Mortgagee. If Mortgagee is made a party to any suit or proceeding by reason of the interest of Mortgagee in the Collateral, or if the Debentures or this Mortgage are placed in the hands of an attorney or attorneys to defend or enforce any rights of Mortgagee, then Mortgagor shall reimburse Mortgagee for all costs and expenses, including reasonable attorneys' fees incurred by Mortgagee in connection therewith. All amounts incurred by Mortgagee hereunder shall be secured hereby and shall be due and payable by Mortgagor to Mortgagee forthwith on demand, with interest thereon at the rate at which interest accrues on amounts due under the Debentures after the same became due.

     6.6      Amendment. Neither this Mortgage nor any term, covenant, or condition contained herein may be amended, modified, or terminated, except by an agreement in writing, signed by the party against whom enforcement of the amendment, modification, or termination is sought.

SANTA FE GOLD CORPORATION

By:
Name:
Title:

STATE OF ___________

COUNTY OF _______________

This instrument was acknowledged before me on December ____, 2007, by _________________________________________________________ as _____________________ of Santa Fe Gold Corporation.

(Seal)	Notary Public

My commission expires: __________________________________________________

EXHIBIT A

PATENTED CLAIMS

Those patented mining claims in the Steeple Rock Mining District, located in Sections 35 and 36, T16S, R21W, Grant County, New Mexico encompassing 117.609 acres, more or less, held under leases and which are further described as follows:

Claim Name	Mineral Survey Number	Acres
Alta Lode	1010-A	14.049
Surprise Lode	1010-B	10.920
Surprise Tunnel Lode	1010-C	9.367
Summit Lode	1010-D	9.547
Summit Tunnel Lode	1010-E	9.367
Apex Lode	1010-F	10.980
Irish Jew Lode	1010-G	18.274
Puzzle Lode	1010-H	10.430
Black Spar Lode	1010-I	7.224
Jack Pot Lode	1010-J	17.451

EXHIBIT B

UNPATENTED CLAIMS

The following unpatented lode mining claims are in Township 16 South, Range 21 West, Grant County, New Mexico. They were located on January 27, 2004.

BLM Serial No	Claim Name/Number	Section
NMMC170439	NORMAN KING	26
NMMC170440	NEW NORMAN KING NO 1	26
NMMC170440	NEW NORMAN KING NO 1	27
NMMC170449	NG #41	26
NMMC170449	NG #41	35
NMMC170448	NG #46	35
NMMC170456	NG #47	36
NMMC170456	NG #47	35
NMMC170457	NG #51	35
NMMC170454	NG #52	36
NMMC170454	NG #52	35
NMMC170455	NG #53	36
NMMC170453	NG #58	36
NMMC170452	NG #62	36
NMMC170452	NG #62	35
NMMC170444	NG #63	36
NMMC170443	NG #67	36
NMMC170443	NG #67	35
NMMC170442	NG #78	36
NMMC170441	NG #83	36
NMMC170445	RUBY RED	36
NMMC170446	RUBY RED NO 1	36
NMMC170447	RUBY RED NO 2	36
NMMC170464	NEW SUMMIT NO 1	35
NMMC170462	NEW SUMMIT NO 3	26
NMMC170461	NEW SUMMIT NO 4	35
NMMC170460	NEW SUMMIT NO 5	35
NMMC170459	NEW SUMMIT NO 6	35
NMMC170458	NEW SUMMIT NO 7	26
NMMC170458	NEW SUMMIT NO 7	35
NMMC170451	NEW SUMMIT NO 8	26
NMMC170450	NEW SUMMIT NO 9	26
NMMC170450	NEW SUMMIT NO 9	35

Lordsburg Patented Claims, Virginia Mining District, Hidalgo Co., NM

EXHIBIT C

			County Recording		Location
Claim Name	Survey No.	Patent No.	Patent Book	Page	Township	Range	Section	Acres
Johannesburg	1871	904000	1	189	23S	19W	4	18.838
Nellie Gray	1870	884351	1	108	23S	19W	14
March No. 1	1870	884351	1	108	23S	19W	14
								58.735
March No. 2	1870	884351	1	108	23S	19W	14
Congress	1870	884351	1	108	23S	19W	14
August	1914	968385	1	248	23S	19W	13,14, 23, 24	19.059
Teddy	1591	567465	A	316	23S	19W	13,14, 23, 24
Lone	1591	567465	A	316	23S	19W	13,14, 23, 24
Sunrise	1591	567465	A	316	23S	19W	13,14, 23, 24	92.428
Cochise	1591	567465	A	316	23S	19W	13,14, 23, 24
Shoofly	1591	567465	A	316	23S	19W	13,14, 23, 24
Chance	1945	985750	1	287	23S	19W	13,14, 23, 24	19.900
August No. 2	1917	973416	1	270	23S	19W	13,14, 23, 24	3.047
Oro Alto No. 3	2074	1113729	2	280	23S	19W	13,14	19
Manilla	2075 (1913)	1113546	2	276	23S	19W	13,14,24	19
Bonney Extension	2075 (1913)	1113546	2	276	23S	19W	13,14,24	7

							Approx.	257.007

Note: "Acres" are approximate, from Hidalgo Co. tax roles where available and estimated from claim map for Oro Alto No. 3, Manilla, and Bonney Extension Claims.

Exhibit D

Buildings, Structures and Improvements

All in, on or under the Patented Claims described on Exhibits A and C.

(1)	All roads, trails and access routes to and associated with the Patented Claims.

(2)	All mine openings, tunnels, drill holes, wells, shafts and workings.

(3)	All mine timbers, piping, rock support devices, chutes, fences, gates, and hoppers and bins.

(4)	Any other buildings, structures and improvements associated with or on the Patented Claims described on Exhibits A and C.

Exhibit E

Personal Property, Equipment and Supplies

(1)	All drill core, rock samples, ore and rock stockpiles, and materials in, on, under or associated with the patented and unpatented mining claims listed in Exhibits A, B, and C.

(2)

All title, geological, exploration, environmental, feasibility, mining and related reports and studies, drill logs and technical data in the possession of Lordsburg relating to the patented and unpatented mining claims listed in Exhibits A, B, and C.

(3)	Any other personal property, equipment and supplies in, on, under or associated with the patented and unpatented mining claims listed in Exhibits A, B, and C.

Exhibit F

Milling Equipment

     The following flotation milling equipment currently installed at the St. Cloud Mill Site near Winston in Sierra County, New Mexico.

Item	Equipment No.	Description	Size	Serial
No.

Grinding Circuit

1)	353-03-001	Ball Mill: Denver, rubber lined, grate	7 x 10'	190906-002-1
discharge, automatic lubrication system,
complete with 300 HP, 480 volt motor,
structural steel, guards and accessories
including feed chute, ball mill sump,
piping and walkways.

2)	353-03-002	Krebs Cyclone Classifier System and
		accessories for Item 1.	D15B-854	33660

3)	353-07-005-2	Centrifugal Pump, Denver Model	5x4"	190906-023
SRL-C, 15 HP, rubber lined, complete
for slurry feed of Items 1 and 2.

4)	353-03-004	Flotation Conditioners, 2@ Denver, complete	6x6'	190906-005-1
with tank and 3 HP agitator mechanism.

Flotation Circuit

5)	353-09-002-4	Automatic Samplers (3@), Denver units	S25	190906-01 (1-3)
with wet cutter heads and accessories,
complete with 1/4 HP drives and piping.

6)	n/a	Rougher Flotation Cells (Copper circuit),	@100 ft3	n/a
Denver, 3@, unit @ with 15 HP electric
motors, complete with accessories including
level controls, launders, steel walkways, sump,
piping, agitators, rakes and blower mech-
anisms.

7)	353-03-007	Flotation Blowers, 2@ Spencer Turbo-	n/a	262501-2
compressor, 7.5 HP with piping and
and accessories, Model 2007-H-MOD
for flotation cells.

8)	353-03-006	Rougher Flotation Cells (Zinc circuit),	@24 ft3	19096-006
6@ unit @ 7.5HP, complete as per
Item 6.

9)	n/a	Slurry Pumps, 4@ Denver Model SRL,	5x4"	19096-02, etc.
15 HP, rubber-lined flotation feed and
tailings pumps, complete including piping
valves.

10)	353-03-13	Scavenger Flotation Cells (Copper circuit),	@50 ft3	n/a
4 @ Denver units with 15 HP
electric motors, as per Item 6.

11)	n/a	Cleaner Flotation Cells (Copper circuit),	@24 ft3	n/a
2 @ Denver units with 7.5 HP electric
motors, as per Item 6.

12)	353-03-005	Cleaner Flotation Cells (2nd stage, copper	@15ft3	90906-013-1
circuit), 2 @ Denver units with 3 HP
electric motors, as per item 6.

13)	353-03-020	Column Flotation Cells (zinc circuit),	3x30'	n/a
2@ complete with level controls,
spargers, launders, stairs and railing,
piping, etc.

Thickening and Filtration Circuit

14)	353-03-008	Thickener Tank and Mechanism (Zinc circuit)	10x24'	90906-016-1
	353-07-30	Thickener Tank and Mechanism (Copper circuit)
2@ thickener tanks with Denver rake-type
mechanisms, 1 1/2 HP electric motors, complete
with walkways, piping, scum baffles, discharge
cones and sprays.

15)	353-07-002	Slurry Pumps, 2@ Denver Model SRL,	1 1/2 x 1 1/4"	19365-001,
		3 HP, rubber-lined filter feed and		etc.
concentrate pumps, complete including piping
and valves.

16)	353-03-010	Vacuum Pumps, 2@ Nash (concentrate	CL-403	90-906-0
dewatering) pumps @ 30 HP complete
with vacuum tanks, piping and valves,
controls and accessories.

17)	353-03-012	Centrifugal Pumps, 2 @ Marlow, 2 HP	2SEL-11D	67-1652
filtrate water discharge pumps complete
with piping and valves.

18)	353-01-011	Drum Filter, Denver, string discharge,	4x8'	90906-018-1
complete with receiver, valves, piping,
structural steel decking, 1 HP variable
speed drive and accessories.

19)	353-02-22	Drum Filter, Eimco, as Item 18.	4x8'	n/a

Miscellaneous Items

20)	353-09-005	Clarkson Reagent feeders, stainless	E-2	288. etal
steel, double and single wheel type,
variable speed, 1 lot of several units

21)	n/a	Sample vacuum filter press, misc.	n/a	n/a
pans, splitters and sample prep.
Equipment, 1 lot of several items.

22)	n/a	Cable trays, power cable and misc.	n/a	n/a
electrical components as may be
available for above equipment.

23)	n/a	Spare parts inventory as may be	n/a	n/a
present and available for above
equipment including agitator
mechanisms, pulleys, belts,
rubber liners, bearings, etc.

24)	n/a	All other structural steel, stairways,	n/a	n/a
decking, support columns, piping and
railings present but not specifically
itemized above.

25)	n/a	Consumable supply inventories of	n/a	n/a
flotation reagents, grinding balls,
and miscellaneous supplies as may
be present and available.